UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2020
LUBY’S, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-8308	74-1335253
(Commission File Number)	(I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600 Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange at which registered
Common Stock ($0.32 par value per share)	LUB	New York Stock Exchange
Common Stock Purchase Rights	N/A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 21, 2020, Luby’s Inc. (the “Company”) entered into a promissory note (the “Promissory Note”) with Texas Capital Bank, N.A., effective as of April 12, 2020, that provides for a loan in the amount of $10 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan matures on April 12, 2022 and bears interest at a rate of 1.0% per annum. Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the use of PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The Company intends to apply for forgiveness of a portion of the loan in accordance with the terms of the CARES Act to the extent applicable.

Additionally, on April 21, 2020, the Company entered into the Third Amendment to Credit Agreement, dated as of April 21, 2020, among the Company, the guarantors party thereto, the lenders party thereto and MSD PCOF Partners VI, LLC (the “Amendment”). The Amendment, amends the Credit Agreement, dated as of December 13, 2018, among the Company, the lenders party thereto and MSD PCOF Partners VI, LLC, as amended from time to time, to permit the company to incur indebtedness in the form of the PPP Loan and to terminate the $5 million undrawn portion of the delayed draw term loan upon receipt of the PPP Loan.

The foregoing descriptions of the Promissory Note and the Amendment are not complete and are qualified in their entirety by reference to the full text of the Promissory Note and of the Amendment, copies of which are filed herewith as Exhibit 10.1 and 10.2, respectively, and to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 20, 2020, the Company received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual, which requires the average closing price of the Company’s common stock to be at least $1.00 per share over a period of 30 consecutive trading days.

As required by the applicable NYSE procedures, the Company intends to timely respond to the NYSE with respect to its intent to cure the deficiency to regain compliance with the price criteria. The Notice states that Company must bring its share price and average share price back above $1.00 by six months following receipt of the notice, but can demonstrate an accelerated cure at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the closing share price of the Company’s common stock is at least $1.00 and the average closing share price of the Company’s common stock is at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The Company is reviewing all available alternatives to return to compliance with the NYSE continued listing standards.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with the other continued listing requirements of the NYSE. The Notice has no impact on the Company’s operations or its Securities and Exchange Commission reporting requirements.

Item 7.01. Regulation FD Disclosure.

On April 23, 2020, the Company issued a press release announcing the receipt of the Notice. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Promissory Note, effective as of April 12, 2020, between Luby’s, Inc., as borrower, and Texas Capital Bank, N.A., as lender.
Exhibit 10.2	Third Amendment to Credit Agreement, dated as of April 21, 2020, among the Company, the lenders from time to time party thereto, and MSD PCOF Partners VI, LLC, as Administrative Agent.
Exhibit 99.1	Luby’s Press Release dated April 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2020	LUBY’S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer